Exhibit 10.21

GENERAL RELEASE AND AGREEMENT

I, Kesa Tsuda, acknowledge that my employment with United Online, Inc. (the “Company”) terminates on November 1, 2015 (the “Separation Date”) and that I will not perform any further employee duties or render services in any other capacity to the Company or its affiliates after such date and my employment agreement with the Company dated effective as of June 16, 2014 and any other prior employment agreements between me and the Company (collectively, the “Employment Agreement”) is terminated as of the Separation Date, subject to the surviving provisions contained therein.  Effective on the Separation Date, I shall resign from my position as an officer of the Company and any other positions I may hold with the Company or any of its affiliates, and I agree that I will execute any and all documents necessary to effect such resignations.

Upon the Separation Date, I acknowledge that the Company will pay the me any accrued salary, as well as any accrued but unused vacation pay through and including the Separation Date, less all customary and routine withholdings.  I acknowledge that my health benefits will continue after the Separation Date and terminate at 11:59 p.m. on November 30, 2015 but (except as provided for me below under this Agreement) that I shall be entitled to elect to continue, at my own cost, coverage under the Company health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA”).

I acknowledge and agree that the Company is offering me the following separation benefits, less any applicable tax withholdings, contingent upon the effectiveness of the release upon the Release Effective Date as set forth in Section 14 herein (the “Release”):

(i)                                     Two Hundred Fifteen Thousand Dollars $215,000 (the “Severance Payment”), to be paid in a lump sum within ten (10) days following the Release Effective Date;

(ii)                                  Four Thousand Dollars ($4,000.00) reflecting the value of six months of career outplacement services, which I elect to receive in lieu of such outplacement services;

(iii)                               If my Release has become effective (including the expiration of any revocation period) and I elect COBRA continuation coverage, the Company will pay the premiums for my participation in such plans for up to 3 months;

(iv)                              the vesting, on the next business day following Release Effective Date (the “Acceleration Date”), of 9,000 options to purchase shares of the Company’s common stock under the  stock option awards granted on August 15, 2014 and 5,000 options to purchase shares of the Company’s common stock under the stock option awards granted on February 23, 2015 (the “Accelerated Options”) with the Accelerated Options to remain exercisable for the period following the Separation Date in accordance with the respective stock option award agreements; and

(v)                                 the vesting, on the Acceleration Date, of 3,000 restricted stock units under the restricted stock unit awards granted on August 15, 2014 and 1,778 restricted stock units under the restricted stock unit awards granted on February 23, 2015 (the “Accelerated Units,” and together with the Accelerated Options, the “Accelerated Shares”).

For the purposes of this Release, the Severance Payment, and the Accelerated Options and the Accelerated Shares are collectively referred to as the “Separation Benefits”. In consideration of the Separation Benefits, I hereby agree to the following Release:

1.                                      On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge (a) United Online, Inc. and each of its past or present parents, subsidiaries, affiliates, insurers, insurance policies and benefit plans, (b) each of the past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys of the foregoing entities and plans, and (c) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence (collectively, the “Company Released Parties”) from any and all claims, causes of action, and liabilities arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer and termination of my employment, the Employment Agreement, as well as the terms and conditions of my employment and good faith disputes regarding my wages and hours of work.

I understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, defamation, personal injury, emotional distress, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act,  the Employee Retirement Income Security Act (except for claims for vested benefits under a pension or retirement plan), the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963,  the provisions of the California Labor Code, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs.  Nothing in this Release shall waive any of the following: (i) rights or claims that arise after the date on which I execute this Release, (ii) claims I may have for unemployment compensation and workers’ compensation, and, subject to paragraph 6, below, to reimbursement for business expenses, (iii) claims for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), (iv) claims with respect to vested benefits under a pension or retirement plan governed by the Employee Retirement Income Security Act, (v) claims for the Separation Benefits, (vi) claims or rights to indemnification arising under the charter or by-laws of the Company (and/or its affiliates) or any rights arising from the director and officer insurance policy or policies of the Company and (vii) any claims that, as a matter of applicable law, are not waivable or otherwise subject to release.

2.             I do not presently believe I have suffered any work-related injury or illness.

3.             I understand and agree that the Company will not provide me with the Separation Benefits unless I execute and deliver this Release and such Release becomes enforceable and irrevocable under applicable law.  I further understand that I have received or will receive, regardless of the execution of this Release, all undisputed wages owed to me, together with any accrued but unused vacation pay, less deductions, in my final paycheck.  I acknowledge and understand that I am waiving and releasing all claims for disputed wages or other forms of compensation.  I acknowledge and understand that the Separation Benefits are the only payments and benefits from the Company to which I may become entitled, pursuant to the terms of this Release, and that I am waiving and releasing all claims for any other severance payments and benefits in connection with my separation (including any eligibility for benefits under the Company’s Amended and Restated Severance Benefit Plan) pursuant to this Release.  I also acknowledge that, except for the Accelerated Options and Accelerated Shares, I am not entitled to any other acceleration with respect to my equity awards covering Company common stock.

4.             I understand that I am releasing potentially unknown claims, and that I have limited knowledge with respect to some of the claims being released.  I acknowledge that there is a risk that, after signing this Release, I may learn information that might have affected my decision to enter into this Release.  I acknowledge, for example, that I may learn that I have suffered injuries of which I am not presently aware.  I assume this risk and all other risks of any mistake in entering into this Release.  I agree that this Release is fairly and knowingly made.  I expressly waive all rights and benefits conferred upon me by the provisions of Section 1542 of the California Civil Code and/or any analogous law of any other state, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I consciously intend these consequences even as to claims for damages that may exist as of the date I execute this Release that I do not know exist, and which, if known, would materially affect my decision to execute this Release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

5.             As part of my existing and continuing obligation to the Company, I have returned, or within seven (7) days after the Separation Date will return, to the Company all Company documents, information, and property, including files, records, computer access codes, and instruction manuals, as well as any Company assets or equipment that I have in my possession or under my control (collectively, the “Company Property”).  I further agree not to keep any copies of the Company Property or any other Company documents or information.  I understand that the return of such Company Property within the applicable seven (7) day period is an additional express condition to my entitlement to the Separation Benefits.  I affirm my obligation to keep all Company Information confidential and not to disclose it to any third party in the future.  I understand that the term “Company Information” includes, but is not limited to, the following:  (a) confidential information, including information received from third parties under confidential conditions; and (b) information concerning customers (including customer lists), as well as other technical, scientific, marketing, business, product development, strategic plans, acquisition activity or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

6.             I agree that, within thirty (30) days after the Separation Date, I will submit, if applicable, my final documented expense reimbursement statement reflecting all business expenses I incurred through the Separation Date for which I seek reimbursement. I acknowledge that my failure to submit such a statement within this time period may result in my waiver of any right to be reimbursed by the Company for any such expenses.  The Company will reimburse me for any such expenses for which I submit such timely documentation within seven (7) business days after such submission.

7.             I agree that I will not make any disparaging or untruthful remarks about or concerning the Company or any other Company Released Parties, employees or agents, whether acting in their individual or representative capacity.  Company agrees that it shall not make any negative statements, or take any action that derogates me to any other person or entity. “Company” for purposes of the preceding sentence shall mean the individual holding the position of CEO on the Separation Date.  Nothing in this Paragraph shall in any way limit me, Employer or its officers, directors, employees or agents to respond to or cooperate with any government inquiry or investigation or to give truthful testimony as required by law.

8.             I agree, except as provided below or, as otherwise disclosed by Company or as permitted by law, not to disclose any information regarding the existence or substance of this Agreement, except to my spouse, tax advisor, and an attorney with whom I choose to consult regarding my consideration of this Agreement. I acknowledge that I may show this Section 8 to prospective employers as part of a job interview process for disclosing post-employment restrictive covenants.

9.             I understand and agree that this Release shall not be construed at any time as an admission of liability or wrongdoing by either myself or the Company.

10.          If any one or more of the provisions contained in this Release is, for any reason, held to be unenforceable, that holding will not affect any other provision of this Release, and this Release shall then be construed as if the unenforceable provisions had never been contained in the Release.

11.          I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of this Release before executing this Release.  I understand that I may discuss this Release with an attorney of my choosing before signing this Release.

12.          I acknowledge that this Release was delivered to me in final form on November 18, 2015 (the “Release Delivery Date”) and that I have been given a maximum of twenty-one (21) days from the Release Delivery Date in which to review and consider it.  I understand and acknowledge that the Company has advised me to obtain advice concerning this Release from an attorney of my choice before signing this Release. I further represent that I have had sufficient time to review and consider the terms of this Release.  I represent that if I execute this Release before the twenty-one (21)-day review/consideration period has elapsed, I do so voluntarily, and that I voluntarily waive any remaining review/consideration period.

13.          I understand that the Separation Benefits are intended to satisfy the exemptions from application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4)  and this Release will be construed to the greatest extent possible as consistent with those provisions (and any ambiguities herein shall be interpreted accordingly).  To the extent not so exempt, this Release will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  However, if such exemptions are not available and I am, upon my Separation Date, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, I understand that the timing of the payment of the Separation Benefits shall be delayed until the earlier of (i) six (6) months and one day after my separation from service under Section 409A, or (ii) my death.  If the Separation Benefits are not covered by one or more exemptions from the application of Section 409A and the Release Effective Date could become effective in the calendar year following the calendar year in which my “separation from service” under Section 409A occurs, this Release will not be deemed effective until the calendar year following the calendar year in which my separation from service occurs.

14.          I understand that after executing this Release, I have the right to revoke it in writing within seven (7) days after I sign it.  I understand that any revocation of this Release must be made in writing and delivered to the Company at 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, Attention: Mark Harrington, within the seven (7) day revocation period.  I understand that I will not become entitled to the Separation Benefits unless and until (a) all the Company Property has been returned within the seven (7) day period measured from the Separation Date in accordance with Section 5 above, (b) I have complied with my obligations under the Employment Agreement, (c) this Release has been fully executed by me and delivered to the Company prior to the expiration of the twenty-one (21) day review/consideration period measured from the Separation Date, and (d) the seven (7) day revocation period has passed without my revoking the Release in writing.  I understand that this Release may not be revoked after the seven (7) day revocation period has passed and will become effective on the next day following the seven (7) day revocation period, and in no event later than the twenty-eighth (28th) day following my Separation Date (such date on which the Release becomes effective in accordance with these terms, “Release Effective Date”).  Provided and only if the foregoing conditions set forth in this Section 14 have been satisfied in accordance with the applicable time periods, I understand that I will be entitled to receive the Separation Benefits at the times set forth in this Release.

15.          I acknowledge that this Release shall be governed by and construed according to the laws of the State of California, without regard to its conflicts of law principles.  I also consent to the venue and jurisdiction of the state and federal courts located in Los Angeles, California in the event that the Company takes legal action to enforce any of the terms of this Release.

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THE FOLLOWING:  I HAVE READ IT; I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT; I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date delivered:  November 18, 2015.

Executed this Eighteenth day of November, 2015

/s/ Kesa Tsuda
Kesa Tsuda

ACCEPTED AND AGREED BY THE COMPANY

UNITED ONLINE, INC.

DATED:	11/18/15	By:	/s/ Francis Lobo
			Name:	Francis Lobo
			Title:	President and Chief Executive Officer